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                       MEDICORE, INC. AND SUBSIDIARIES
                 EXHIBIT 11 COMPUTATION OF EARNINGS PER SHARE
                                 (UNAUDITED)



                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                     1995         1994
                                                     ----         ----
PRIMARY

Weighted average shares
   outstanding                                     5,454,940    4,974,940
Net effect of dilutive
   stock options-based on
   the treasury stock method
   using average market price                        250,299
                                                  ----------   ----------
                                                   5,705,239    4,974,940
                                                  ==========   ==========

Net income                                        $  460,924   $   51,285
                                                  ==========   ==========

Net income per share                              $      .08   $      .01
                                                  ==========   ==========


Note: Fully diluted earnings per share data has not been presented for 1995 or 1994 as it is not dilutive.